Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Announces New Board Member

Ontario-September 19, 2012- CVB Financial Corp. (NASDAQ: CVBF): Raymond Vincent O’Brien, III, was appointed a Director of CVB Financial Corp. on Wednesday, September 19, 2012. He was also named a Director of Citizens Business Bank, the wholly owned banking subsidiary of CVB Financial Corp.

“We are delighted to have someone with Ray’s financial and business background joining our Board of Directors,” stated George Borba, Chairman of the Board of CVB Financial Corp. and Citizens Business Bank. “He will be an outstanding addition and provide strength and direction for the future of our company.”

Mr. O’Brien has an extensive background in both manufacturing and banking. Ray began his professional career in banking in 1979 with Chase Manhattan Bank and moved to First Business Bank in 1983. In 1987, he left the banking profession and became CEO and owner of I.L. Walker, a Los Angeles-based manufacturing company. Over the next two plus decades, Mr. O’Brien owned and led several manufacturing companies. He is currently the Chief Executive Officer of Cal Plate, based in Artesia, CA. Ray was a founding director of American Business Bank in 1997 and served as a director until 2012. Mr. O’Brien earned his BBA in Finance from the University of Notre Dame in 1979.

CVB Financial Corp. is the holding company for Citizens Business Bank, a $6.3 billion financial services company based in Ontario, California. Citizens Business Bank serves 40 cities with 42 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.